Exhibit 10.10.1

FREIGHTCAR AMERICA, INC.

Two North Riverside Plaza

Suite 1250

Chicago, Illinois 60606

March 7, 2005

Mr. James D. Cirar

c/o TMB Industries

980 Michigan Avenue

Suite 1000

Chicago, IL 60611

RE:    Consulting Agreement

Dear Mr. Cirar:

This letter (this “Amendment”) will serve to confirm the following amendment to that certain letter agreement (the “Consulting Agreement”), dated June 3, 1999, between you and FreightCar America, Inc. (formerly known as Rabbit Hill Holdings, Inc. and JAC International Holdings, Inc.).

1. Definitions. All capitalized terms used but not defined herein shall have the meanings set forth in the Consulting Agreement.

2. Amendment. The Consulting Agreement is hereby amended by replacing the seventh paragraph of the Consulting Agreement in its entirety to read as follows:

“Prior to the completion of any initial public offering of RHH’s common stock (an “IPO”), this Agreement may be terminated: (1) by RHH at any time by written notice to you that it is the determination of the Board of RHH that it is in the best interest of RHH and the Companies to terminate this Agreement, and (2) automatically, upon your death or disability. The term “disability” shall mean “permanent and total disability”, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. Following the completion of any IPO, this Agreement may be terminated: (1) by RHH at any time by written notice to you that it is the determination of the Board of RHH that it is in the best interest of RHH and the Companies to terminate this Agreement and upon RHH’s payment to you of $150,000, net of any amounts paid to you as consulting fees under this Agreement between the completion of the IPO and the termination date, (2) automatically, following RHH’s payment to you of $50,000 per year for three years following the completion of the IPO, and (3) automatically, upon any merger or consolidation of RHH with or into any other business entity (other than a merger or consolidation or sale of assets between RHH and its subsidiary) or any sale of all or substantially all of the assets of RHH to any party (other than a subsidiary of RHH) following the completion of the IPO and RHH’s payment to you of $150,000, net of any amounts paid to you as consulting fees under this Agreement between the completion of the IPO and the termination date. You may terminate this Agreement at any time by providing thirty (30) days’ written notice to RHH.”

3. No Further Amendments. Except as expressly amended hereby, the Consulting Agreement shall continue in full force and effect. Each party agrees to be bound by all of the terms of the Consulting Agreement, as amended hereby.

4. Miscellaneous. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing correctly reflects your understanding of our agreement, we ask that you acknowledge that fact by signing a copy of this Amendment and returning it to us.

Very truly yours,

FREIGHTCAR AMERICA, INC.

By:	/s/ Kevin P. Bagby
Name:	Kevin P. Bagby
Title:	Chief Financial Officer

Received, acknowledged and accepted, with the intent to be legally bound.

/s/ James D. Cirar
James D. Cirar